Exhibit 23.1 1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement on Form N-2 of Newtek Business Services Corp and subsidiaries (the Company) of our report dated March 1, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the this Annual Report on Form 10-K of the Company for the year ended December 31, 2021. We also consent to the incorporation by reference in such Registration Statement of our report dated March 1, 2022, relating to the senior securities table, appearing in Part II, Item 5 of the Form 10-K of the Company for the year ended December 31, 2021. We also consent to the reference to our firm under the headings “Senior Securities” in the Form 10-K and "Independent Registered Public Accounting Firm” in such Registration Statement on Form N-2. /s/ RSM US LLP New York, New York March 1, 2022